                                            Filed Pursuant to Rule 424(b)(4)
                                            Registration Statement No. 333-75865

PROSPECTUS

                             SOLECTRON CORPORATION

                                 $1,656,000,000

         LIQUID YIELD OPTION(TM) NOTES (ZERO COUPON -- SENIOR) DUE 2019
                                      AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS

     We issued the LYONs in a private placement in January, 1999 at an issue price of $452.89 per LYON. This prospectus will be used by selling securityholders to resell their LYONs and the common stock issuable upon conversion of their LYONs.

     The LYONs are convertible at any time prior to maturity into common stock at a conversion rate of 7.472 shares of common stock per LYON, subject to adjustment in certain events.

     We will not pay interest on the LYONs prior to maturity. The issue price represents a yield to maturity of 4% per year.

     We may redeem all or a portion of the LYONs on or after January 27, 2003. Holders may require us to repurchase their LYONs at a price of $510.03 per LYON on January 27, 2002 and $672.97 per LYON on January 27, 2009. In addition, holders may require us to repurchase the LYONs upon a change in control on or before January 27, 2002.

     The last reported sales price of our common stock on The New York Stock Exchange on June 9, 1999 was 56 11/16 per share. Our common stock is traded on the New York Stock Exchange under the symbol "SLR."

                           -------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------
(TM )Trademark of Merrill Lynch & Co.

                     This prospectus is dated June 14, 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Prospectus Summary..........................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   12
Ratio of Earnings to Fixed Charges..........................   12
Description of LYONs........................................   13
Description of Capital Stock................................   28
Federal Income Tax Considerations...........................   29
Selling Securityholders.....................................   33
Plan of Distribution........................................   43
Legal Matters...............................................   44
Experts.....................................................   45

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

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

     - Annual Report on Form 10-K for the fiscal year ended August 31, 1998.

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1998 and February 28, 1999.

     - Current Reports on Form 8-K filed on January 26, 1999 and February 18, 1999.

     - The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on July 18, 1988, and any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Susan S. Wang
    Chief Financial Officer
    Solectron Corporation
    777 Gilbraltar Drive
    Milpitas, California 95035
    (408) 957-8500

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

     Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Solectron Corporation and not to the selling stockholders.

                             SOLECTRON CORPORATION

     Solectron provides electronics manufacturing services to original equipment manufacturers who design and sell networking equipment, workstations, personal and notebook computers, computer peripherals or telecommunications equipment, including Hewlett-Packard Company, Cisco Systems, Inc. and Sun Microsystems, Inc. These companies contract with Solectron to build their products for them.

     Our range of services includes:

     - product design,

     - materials purchasing and management,

     - prototyping,

     - printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer),

     - system assembly (building a complete personal computer, for example, and testing it to ensure functionality),

     - distribution,

     - product repair, and

     - warranty services.

     Our performance of these services allows our customers to remain competitive by focusing on their core competencies of sales, marketing and research and development. Solectron has manufacturing sites in North and South America, Europe and Asia, giving our customers access to manufacturing services in the regions where they sell product.

     We were originally incorporated in California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500.

                                  THE OFFERING

LYONS........................   $1,656,000,000 aggregate principal amount at
                                maturity of LYONs due January 27, 2019. We will not pay interest on the LYONs prior to maturity.
                                Each LYON was issued at a price of $452.89 per LYON. Each LYON has a principal amount at maturity of $1,000.

MATURITY.....................   January 27, 2019.

YIELD TO MATURITY OF LYONS...   4% per year calculated from January 27, 1999.

CONVERSION RIGHTS............   Holders may convert LYONs at any time on or
                                before the maturity date, unless the LYONs have previously been redeemed or purchased. For each $1,000 principal amount at maturity of LYONs converted, we will deliver 7.472 shares of our common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount.
                                Upon conversion, you will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue discount will be deemed paid by the common stock received by you on conversion. See "Description of LYONs -- Conversion Right."

RANKING......................   The LYONs will be unsecured and unsubordinated
                                obligations. The LYONs will rank on a parity in right of payment with all existing and future unsecured and unsubordinated indebtedness of
                                Solectron.

ORIGINAL ISSUE DISCOUNT......   We are offering each LYON at an original issue
                                discount for United States federal income tax purposes. Original issue discount is equal to the principal amount at maturity of each LYON less the issue price to investors. You should be aware that, although we will not pay interest on the LYONs, U.S. investors must include accrued original issue discount in their gross income for United States federal income tax purposes prior to the conversion, redemption, sale or maturity of the LYONs. This will be true even if such LYONs are ultimately not converted, redeemed, sold or paid at maturity. See "Federal
                                Income Tax Considerations -- Original Issue
                                Discount."

SINKING FUND.................   None.

OPTIONAL REDEMPTION..........   We may redeem all or a portion of the LYONs for
                                cash at any time on or after January 27, 2003, at the redemption prices set forth in this prospectus. See "Descriptions of
                                LYONs -- Redemption of LYONs at the Option of
                                Solectron."

PURCHASE OF THE LYONS AT THE
  OPTION OF THE HOLDER.......   Holders may require us to purchase their LYONs
                                on January 27, 2002, at a price of $510.03 per LYON, and on January 27, 2009, at a price of $672.97 per LYON. We may choose to pay the purchase price in cash or common stock or a combination of cash and common stock. See
                                "Descriptions of LYONs -- Purchase of LYONs at the Option of the Holder."

CHANGE IN CONTROL............   Upon a change in control of Solectron occurring
                                on or before January 27, 2002, each holder may require us to repurchase all or a portion of such holder's LYONs. This repurchase price will be equal to the issue price of the LYONs plus accrued original issue discount to the date of repurchase. The term "change in control" is defined in the "Descriptions of LYONs -- Change in Control Permits Purchase of LYONs at the Option of the Holder" section of this Prospectus.

OPTIONAL CONVERSION TO
  SEMIANNUAL COUPON NOTE UPON
  TAX EVENT..................   From and after a tax event date, at our option,
                                interest instead of future original issue discount shall accrue on each LYON from the option exercise date at 4% per year on the restated principal amount. In such event, the redemption price, purchase price and change in control purchase price shall be adjusted as described in this prospectus. However, there will be no changes in the holder's conversion rights. See "Descriptions of LYONs -- Optional
                                Conversion to Semiannual Coupon Note upon Tax
                                Event."

USE OF PROCEEDS..............   Solectron will not receive any of the proceeds
                                from the sale by any selling securityholder of the LYONs or the underlying common stock.

TRADING......................   The LYONs issued in the initial private
                                placement are eligible for trading in The Portal
                                Market. However, LYONs sold using this
                                prospectus will no longer be eligible for trading in The Portal Market. Our common stock is traded on the New York Stock Exchange under the symbol "SLR."

                                  RISK FACTORS

     This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements as to our future operating results and business plans, that involve risks and uncertainties. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those discussed herein. You should carefully consider the risks and uncertainties described below and the other information in this prospectus and in any documents incorporated herein by reference, before making an investment decision.

A MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

     The majority of our annual sales come from a small number of our customers. Our 10 largest customers accounted for 68.7% of net sales in fiscal 1998, 65.5% of net sales in fiscal 1997 and 64.0% of net sales in fiscal 1996. Since we are dependent upon continued revenue from our 10 largest customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our sales to decline significantly. Some of these customers individually account for more than 10% of our annual net sales. Hewlett-Packard Company has historically been one of our largest customers and sales to that corporation were 13.9% of net sales in fiscal 1998, 13.5% of net sales in fiscal 1997 and 10.7% of net sales in fiscal 1996. Sales to Cisco Systems, Inc. and Sun Microsystems, Inc. were 10.7% and 10.5% of total net sales in fiscal 1998. Sales to Nortel Networks Inc., formerly Bay Networks, Inc., were 10.4% of total net sales in fiscal 1997. There is no guarantee that we will be able to retain any of our 10 largest customers or any other accounts. In addition, our customers may materially reduce the levels of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time.

OUR LONG-TERM CONTRACTS DO NOT INCLUDE MINIMUM PURCHASE REQUIREMENTS.

     Although we have long-term contracts with a few of our top ten customers, including Ericsson, NCR, and IBM, under which these customers are obligated to obtain services from us, they are not obligated to purchase any minimum amount of services from us. As a result, while we may have some long-term contracts, there is no guarantee that we will receive any revenue from these contracts. In addition, these customers with whom we have long-term contracts may materially reduce the levels of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time.

POSSIBLE FLUCTUATION OF OPERATING RESULTS FROM QUARTER TO QUARTER COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our quarterly earnings may fluctuate in the future due to a number of factors including the following:

     - Differences in the profitability of the types of manufacturing services we provide (for example, systems assembly services have lower gross margins than printed circuit board assembly services),

     - Our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer,

     - The amount of automation that we can use in the manufacturing process for cost reduction, which varies depending upon the complexity of the product being made,

     - Our ability to optimize the ordering of inventory as to timing and amount to avoid holding excess inventory in excess of immediate production. (For example, electronic components could be made obsolete by technological advances), and

     - Fluctuations in demand for our services or the products being manufactured.

     Therefore, our operating results in the future could be below the expectations of securities analysts and investors. If this occurs, the market price of our common stock could be materially and adversely affected.

WE ARE DEPENDENT UPON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

     A majority of our sales are to corporations in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, their products could become obsolete and the demand for our services could significantly decline. If we are unable to offer technologically advanced, quick response manufacturing services to our customers that are cost effective, our customers' demand for our services will also decline. In addition, a substantial portion of our revenue is derived from our ability to offer complete service solutions for our customers. For example, if we fail to maintain high quality design and engineering services, our sales would significantly decline.

WE BEAR THE RISK OF PRICE INCREASES ASSOCIATED WITH POTENTIAL SHORTAGES IN THE AVAILABILITY OF ELECTRONICS COMPONENTS.

     At various times, there have been shortages of components in the electronics industry. One of the services that we perform for many of our customers is purchasing electronics components used in the manufacturing of their products. As a result of this service, we bear the risk of price increases for these components because we are unable to purchase them at the same time when we agree with our customers on the pricing for the electronic components that we will use for manufacturing their products.

OUR SALES WILL DECLINE IF OUR COMPETITORS PROVIDE COMPARABLE MANUFACTURING SERVICES AT A LOWER COST.

     We compete with different contract manufacturers depending on the type of service we provide or the geographic locale of our operations. These competitors may have greater manufacturing, financial, research and development and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because they may have lower cost structures as a result of where they are located geographically or the services they provide. Our inability to provide comparable or better manufacturing services at a lower cost than our competitors could cause our sales to decline.

IF WE ARE UNABLE TO MANAGE OUR RAPID GROWTH AND ASSIMILATE NEW OPERATIONS IN A COST-EFFECTIVE MANNER, OUR PROFITABILITY COULD DECLINE.

     We have experienced rapid growth over our last five fiscal years, with net sales increasing from $1.5 billion in fiscal 1994 to $5.3 billion in fiscal 1998. Our historical growth may not continue. In recent years, we have established operations in different places throughout the world. For example, in fiscal 1998, we opened offices in Taiwan and Israel, commenced manufacturing operations in Mexico and Romania and, in fiscal 1999, announced a joint venture with Ingram Micro, Inc. In fiscal year 1998, we also acquired foreign facilities in Brazil, Sweden and Ireland. Furthermore, through acquisitions in fiscal 1998 and 1999, we acquired facilities in Georgia and South Carolina and enhanced our capabilities in North Carolina and Texas. As we manage and continue to expand our new operations, we may incur substantial infrastructure and working capital costs. If we do not achieve sufficient growth to offset increased expenses associated with our rapid expansion, our profitability will decline.

WE NEED TO MANAGE INTEGRATION OF OUR ACQUISITIONS TO MAINTAIN PROFITABILITY.

     In fiscal 1998 and 1999, we completed acquisitions of certain manufacturing assets and facilities from Ericsson, NCR, IBM and Mitsubishi. We also continue to evaluate acquisition opportunities and may pursue additional acquisitions over time. These acquisitions involve risks, including:

     - integration and management of the operations,

     - retention of key personnel,

     - integration of purchasing operations and information systems,

     - management of an increasingly larger and more geographically disparate business, and

     - diversion of management's attention from other ongoing business concerns.

     Our profitability will suffer if we are unable to successfully integrate and manage our recent acquisitions, as well as any future acquisitions that we might pursue, or if we do not achieve sufficient revenue to offset the increased expenses associated with these acquisitions.

OUR INTERNATIONAL SALES ARE A SIGNIFICANT AND GROWING PORTION OF OUR REVENUES; WE ARE INCREASINGLY EXPOSED TO UNIQUE RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY.

     In fiscal 1998 approximately 34% of our sales came from outside of the United States. As a result of our foreign sales and facilities, our operations are subject to a variety of risks that are unique to our international operations including the following:

     - Adverse movement of foreign currencies against our U.S. dollar reporting currency,

     - Import and export duties, and value add taxes that we may have to absorb,

     - Import and export regulation changes that could erode our profit margins or restrict exports,

     - Potential restrictions on the transfer of funds,

     - Inflexible employee contracts in the event of business downturns, and

     - The burden and cost of compliance with foreign laws.

     In addition, we have operations in several locations that have inflationary economies or potentially volatile currencies, including Mexico, Brazil, China and Romania. In the future, these factors may have a material adverse impact on the results of our operations. The Southeast Asian, Latin American and Eastern European markets are experiencing currency, economic and political instability. To date, our operations have not experienced significant adverse effects from this instability.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS AND WE COULD BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES.

     Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a limited number of patents and other license rights. These patent and license rights may not provide meaningful protection for our manufacturing process and equipment innovations. In addition, in the future third parties may assert infringement claims against us or our customers. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing manufacturing process or to obtain licenses. We may not be successful in developing such a process or obtaining a license on reasonable terms, if at all. In addition, any such litigation could be lengthy and costly and could have a material adverse effect on our financial condition.

FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS.

     As a company in the contract manufacturing services industry, we are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. Although we have never sustained any significant loss as a result of noncompliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.

OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF OUR CONTROL.

     Our stock price could fluctuate due to the following factors:

     - Announcements of operating results and business conditions by our customers,

     - Announcements by our competitors relating to new customers or technological innovations or new services,

     - Economic developments in the electronics industry as a whole,

     - Political and economic development of countries in which we have operations, and

     - General market conditions.

YEAR 2000 COMPLIANCE ISSUES COULD HARM OUR BUSINESS.

     The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Computer programs that have this date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, order materials or otherwise engage in normal business activities.

     A key to our ability to successfully manage our operations is the responsiveness of the supply chain for electronics components. This supply chain is often controlled by computer systems, which could fail. While we control some of these systems, our vendors, our customers and service providers that are outside of our control operate some of these computer systems as well. If the computer systems within their control fail, this could delay our receipt of previously-ordered electronics components thereby causing us to delay, cancel or modify orders from our customers, which could harm our business.

     We have not yet developed a final contingency plan to handle the Year 2000 problem and, when developed, such a contingency plan may still not be successful in preventing a disruption of our operations. Although we have extensively tested our equipment and interfaces with other companies, we cannot be sure that this testing will fully replicate the actual situation when the Year 2000 arrives.

OUR HOLDING COMPANY STRUCTURE RESULTS IN SUBSTANTIAL STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE LYONS.

     The LYONs are obligations exclusively of Solectron. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the LYONs, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of our subsidiaries earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the LYONs or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the LYONs to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL OFFER OR THE REPURCHASE REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change in control events on or before January 27, 2002, and on the January 27, 2002 purchase date, we will be required to offer to repurchase all of the outstanding LYONs. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of LYONs or that restrictions in our credit facility or other indebtedness will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change in Control" under the indenture.

ABSENCE OF PUBLIC MARKET FOR THE LYONS AND RESTRICTIONS ON RESALE

     The initial purchaser of the LYONs, though it has advised us that it intends to make a market in the LYONs, is not obligated to do so and may discontinue market making at any time without notice. Its market-making activity will be subject to the limits imposed by the securities laws. We cannot guarantee that the market for the LYONs will be maintained. The trading price of LYONs will decline if there ceases to be an active trading market for them. We do not intend to apply for listing of the LYONs on any securities exchange.

                                USE OF PROCEEDS

     Solectron will not receive any proceeds from the sale by any selling securityholder of the LYONs or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                    SIX MONTHS ENDED
                             FISCAL YEAR ENDED AUGUST 31,             FEBRUARY 28,
                       -----------------------------------------    -----------------
                       1994     1995     1996     1997     1998     1998        1999
                       -----    -----    -----    -----    -----    -----      ------
Ratio of earnings to
  fixed charges......  6.01x    8.73x    8.99x    8.06x    9.30x    8.81x       9.02x

     These computations include us and our consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest. Fixed charges consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.

                              DESCRIPTION OF LYONS

     The LYONs are issued under an indenture, dated January 27, 1999, between us and State Street Bank and Trust Company of California, N.A., as trustee. The following is a summary of the most important provisions and definitions of the indenture. For additional information, you should look at the indenture and the form of LYON that has been filed as an exhibit to this registration statement.

GENERAL

     We issued $1,656,000,000 aggregate principal amount at maturity of LYONs in the January, 1999 private placement. The LYONs will mature on January 27, 2019. The principal amount at maturity of each LYON is $1,000. The LYONs will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

     The LYONs were offered at a substantial discount from their principal amount at maturity. See "Federal Income Tax Considerations -- Original Issue Discount." We will not make periodic payments of interest on the LYONs. However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. The calculation of the accrual of original issue discount will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. The issue date for the LYONs and the commencement date for the accrual of original issue discount was January 27, 1999.

     Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount and interest, if any, to cease to accrue on such LYON under the indenture.

     We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

     LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

TRANSFER OR EXCHANGE

     No service charge will be made for any registration of transfer or exchange of LYONs. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

     If a LYON is mutilated, defaced, destroyed, lost or stolen, we will execute and the trustee, on our request, will authenticate and deliver a new LYON in exchange and substitution for such LYON:

     - with the same maturity and date of issuance;

     - an equal principal amount at maturity;

     - registered in the same manner; and

     - dated the date of its authentication.

     If the LYON is destroyed, lost or stolen, the person requesting a substituted LYON shall furnish to us and the trustee security or indemnity in amount that will hold us and the trustee harmless. In addition, in case of destruction, loss or theft of a LYON, we will need satisfactory evidence from the person requesting a substituted LYON of the destruction, loss or theft of the LYON and ownership of the LYON.

     Upon the issuance of any substituted LYON, we may require the registered holder of the LYON to pay any fees and expenses in connection with the issuance of the LYON.

RANKING OF LYONS

     The LYONs will be unsecured and unsubordinated obligations. The LYONs will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

CONVERSION RIGHT

     A holder may convert a LYON, in multiples of $1,000, into common stock at any time before the close of business on January 27, 2019. However, a holder may convert a LYON only until the close of business on the redemption date if we call a LYON for redemption.

     A LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYON may be converted only if such notice is withdrawn in accordance with the indenture.

     The conversion rate is 7.472 shares of common stock per LYON, subject to adjustment upon the occurrence of certain events described below. We will pay cash equal to the then current market value of a fractional share.

     On conversion of a LYON, a holder will not receive any cash payment representing accrued original issue discount. Our delivery to the holder of the fixed number of shares of common stock into which the LYON is convertible, together with any cash payment for fractional shares, will be deemed:

     - to satisfy our obligation to pay the principal amount at maturity of the LYON; and

     - to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date.

As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

     The conversion rate will not be adjusted for such accrued original issue discount. A certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

     For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "Federal Income Tax Considerations -- Disposition or Conversion."

     To convert a LYON into shares of common stock, a holder must:

     - complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

     - surrender the LYON to the conversion agent;

     - if required, furnish appropriate endorsements and transfer documents; and

     - if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

     The conversion rate will be adjusted for:

     - dividends or distributions on common stock payable in common stock or other capital stock;

     - subdivisions, combinations or certain reclassifications of common stock;

     - distributions to all holders of common stock of certain rights to purchase common stock for a period expiring within 60 days at less than the Quoted Price at the time; and

     - distributions to such holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend).

     However, no adjustment need be made if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders

     - equals or exceeds the Average Quoted Price of the common stock, or

     - such Average Quoted Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the holder of a LYON upon conversion will be entitled to receive, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution.

     If the shareholders rights plan under which any rights are issued provides that each share of common stock issued upon conversion of LYONs at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

     - the issuance of the rights;

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of such rights in accordance with any Rights Agreement; or

     - the termination or invalidation of the rights.

     The indenture permits us to increase the conversion rate from time to time.

     If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of Solectron or another person which the holder would have received if the holder had converted the holder's LYONs immediately prior to the transaction.

     Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend in the amount of:

     - a taxable distribution to holders of common stock which results in an adjustment of the conversion rate; or

     - an increase in conversion rate at our discretion.

     See "Federal Income Tax Considerations -- Constructive Dividend."

     If we exercise our option to have interest instead of original issue discount accrue on a LYON following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of common stock the holder would have received if we had not exercised such option.

     If we exercise this option, LYONs surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for LYONs to be redeemed on a date within this period, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the LYON.

     Except where LYONs surrendered for conversion must be accompanied by payment as described above, we will not pay interest on converted LYONs on any interest payment date subsequent to the date of conversion. See "-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

REDEMPTION OF NOTES AT THE OPTION OF SOLECTRON

     No sinking fund is provided for the LYONs. Prior to January 27, 2003, the LYONs will not be redeemable at our option. Beginning on January 27, 2003, we may redeem the LYONs for cash as a whole at any time, or from time to time in part. We will give not less than 15 days' nor more than 60 days' notice of redemption by mail to holders of LYONs.

     The table below shows redemption prices of a LYON on January 27, 2003, at each January 27 thereafter prior to maturity and at maturity on January 27, 2019. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

                                                      (2)              (3)
                                     (1)        ACCRUED ORIGINAL    REDEMPTION
                                    NOTE         ISSUE DISCOUNT       PRICE
        REDEMPTION DATE          ISSUE PRICE         AT 4%           (1)+(2)
        ---------------          -----------    ----------------    ----------
January 27, 2003...............    $452.89          $ 77.74         $  530.63
January 27, 2004...............     452.89            99.18            552.07
January 27, 2005...............     452.89           121.48            574.37
January 27, 2006...............     452.89           144.69            597.58
January 27, 2007...............     452.89           168.83            621.72
January 27, 2008...............     452.89           193.95            646.84
January 27, 2009...............     452.89           220.08            672.97
January 27, 2010...............     452.89           247.27            700.16
January 27, 2011...............     452.89           275.56            728.45
January 27, 2012...............     452.89           304.98            757.87
January 27, 2013...............     452.89           335.60            788.49
January 27, 2014...............     452.89           367.46            820.35
January 27, 2015...............     452.89           400.60            853.49
January 27, 2016...............     452.89           435.08            887.97
January 27, 2017...............     452.89           470.96            923.85
January 27, 2018...............     452.89           508.28            961.17
At stated maturity.............     452.89           547.11          1,000.00

     If converted to semiannual coupon LYONs following the occurrence of a Tax Event, the LYONs will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion through the redemption date. However, in no event may the LYONs be redeemed prior to January 27, 2003. See "-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

     If less than all of the outstanding LYONs are to be redeemed, the trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion shall be deemed to be the portion selected for redemption.

PURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     On the purchase dates of January 27, 2002 and January 27, 2009, we will, at the option of the holder, be required to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date.

     The purchase price of a LYON will be:

     - $510.03 per LYON on January 27, 2002; and

     - $672.97 per LYON on January 27, 2009.

     These purchase prices equal the issue price plus accrued original issue discount to the purchase dates.

     We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Federal Income Tax Considerations -- Disposition or Conversion."

     If prior to a purchase date the LYONs have been converted to semiannual coupon LYONs following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the purchase date. See "-- Optional Conversion to Semiannual Coupon Note upon Tax Event."

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay in common stock the method of calculating the Market Price of the common stock; and

     - the procedures that holders must follow to require us to purchase their LYONs.

     The purchase notice given by each holder electing to require us to purchase LYONs shall state:

     - the certificate numbers of the holder's LYONs to be delivered for purchase;

     - the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

     - that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

     - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

      (1) to withdraw the purchase notice as to some or all of the LYONs to which it relates, or

      (2) to receive cash in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Federal Income Tax Considerations -- Disposition or Conversion."

     Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the LYONs being withdrawn; and

     - the principal amount at maturity, if any, of the LYONs that remains subject to the purchase notice.

     If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the Market Price of a share of common stock.

     We will pay cash based on the Market Price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Federal Income Tax
Considerations -- Disposition or Conversion."

     Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will publish such information on our Web site on the World Wide Web.

     Our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

     - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs of the holder entirely in cash. See "Federal Income Tax
Considerations -- Disposition or Conversion." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given required the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule 13E-4 or any other required schedule under the Exchange
       Act.

     Payment of the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made promptly following the later of the purchase date or the time of delivery of the LYON.

     If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

     Our ability to purchase LYONs with cash may be limited by the terms of our then existing borrowing agreements.

     No LYONs may be purchased for cash at the option of holders if there has occurred and is continuing an Event of Default with respect to the LYONs described under "-- Events of Default; Notice and Waiver," other than a default in the payment of the purchase price with respect to such LYONs.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

     In the event of any Change in Control occurring on or prior to January 27, 2002, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase all or any portion of the holder's LYONs. However, principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

     We will be required to purchase the LYONs as of the date that is 35 business days after the occurrence of such Change in Control (a "change in control purchase date") at a cash price equal to the issue price plus accrued original issue discount to the change in control purchase date.

     If prior to a change in control purchase date the LYONs have been converted to semiannual coupon LYONs following the occurrence of a Tax Event, we will be required to purchase the LYONs at a cash price equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the change in control purchase date.

     Within 15 business days after the occurrence of a Change in Control, we are obligated to mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the Change in Control, which notice shall state, among other things:

     - the events causing a Change in Control;

     - the date of such Change in Control;

     - the last date on which the purchase right may be exercised;

     - the change in control purchase price;

     - the change in control purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate and any adjustments to the conversion rate;

     - that LYONs with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

     - the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a Change in Control shall state:

     - the certificate numbers of the LYONs to be delivered by the holder;

     - the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     - that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

     Any change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the change in control purchase date.

     The notice of withdrawal shall state:

     - the principal amount at maturity being withdrawn;

     - the certificate numbers of the LYONs being withdrawn; and

     - the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

     Payment of the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

     If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, original issue discount the such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

     The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a Change in Control.

     In connection with any purchase offer in the event of a Change in Control, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule 13E-4 or any other required schedule under the Exchange
       Act.

     The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Solectron. The Change in Control purchase feature, however, is not the result of our knowledge of any specific effort:

     - to accumulate shares of common stock;

     - to obtain control of Solectron by means of a merger, tender offer, solicitation or otherwise; or

     - part of a plan by management to adopt a series of anti-takeover provisions.

Instead, the Change in Control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the Change in Control purchase feature resulted from negotiations between Merrill Lynch and us.

     We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a Change in Control with respect to the Change in Control purchase feature of the LYONs but that would increase the amount of our outstanding indebtedness.

     No LYONs may be purchased at the option of holders upon a Change in Control if there has occurred and is continuing an Event of Default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTE UPON TAX EVENT

     From and after the date of the occurrence of a Tax Event, we shall have the option to elect to have interest in lieu of future original issue discount accrue at 4% per year on a principal amount per LYON (the "restated principal amount") equal to the issue price plus original issue discount accrued to the date of the Tax Event or the date on which we exercise the option described below, whichever is later (the "option exercise date").

     Such interest shall accrue from the option exercise date and shall be payable semiannually on the interest payment dates of January 27 and July 27 of each year to holders of record at the close of business on January 12 or July 12 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date.

     President Clinton's fiscal year 1998 budget proposed a series of tax law changes that would have, if enacted and made applicable to the LYONs, prevented us from deducting interest, including original issue discount, payable on the LYONs on a current accrual basis for United States federal income tax purposes. In addition, these proposed tax law changes could have caused some or all of the interest, including original issue discount, payable on the LYONs to fail to be deductible by us under any other method for United States federal income tax purposes. This proposal was not adopted by Congress and was not part of the Taxpayer Relief Act of 1997. A similar proposal was included in President Clinton's fiscal year 1999 budget proposal introduced in February 1998 but was not adopted by Congress and was not part of the Internal Revenue Services Restructuring and Reform Bill of 1998 or the Tax and Trade Relief Extension Act of 1998.

     If a similar proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to either

     - deduct the interest, including original issue discount, payable on the LYONs on a current accrual basis, or

     - deduct the interest, including original issue discount, payable on the LYONs under any other method for United States federal income tax purposes,

such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at our option as described above.

     The modification of the terms of LYONs by us upon a Tax Event as described above could possibly alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the option exercise date. See "Federal Income Tax Considerations."

MERGER AND SALES OF ASSETS:

     The indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

     - the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all of our obligations under the LYONs and the indenture; and

     - we or such successor person shall not immediately thereafter be in default under the indenture.

     Upon the assumption our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to January 27, 2002 could constitute a Change in Control permitting each holder to require us to purchase the holder's LYONs as described above.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount, plus accrued and unpaid interest through the date of such declaration to be immediately due and payable.

     In the case of certain events of bankruptcy or insolvency, the issue price of the LYONs plus the original issue discount accrued on the LYONs, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount, plus accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

     Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any acceleration with respect to the LYONs and its consequences. Interest shall, to the extent permitted by law, accrue and be payable on demand with respect to any LYON upon a default in the payment of:

     - the principal amount at maturity, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount;

     - the issue price;

     - accrued original issue discount, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, accrued and unpaid interest;

     - the redemption price;

     - the purchase price; or

     - the change in control purchase price.

This interest shall be compounded semi-annually. The accrual of interest on overdue amounts shall be instead of, and not in addition to, the continued accrual of original issue discount.

     Under the indenture, an Event of Default includes any of the following:

     - default in payment of the principal amount at maturity, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount, issue price, accrued original issue discount, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, accrued and unpaid interest, redemption price, purchase price or change in control purchase price with respect to any LYON when such becomes due and payable;

     - our failure to comply with any of its other agreements in the LYONs or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and our failure to cure or obtain a waiver of such default within 60 days after receipt by us of such notice;

     - (a) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations, other than nonrecourse our obligations for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount in excess of $100,000,000 and continuance of such failure, or

       (b) the acceleration of such indebtedness in an amount in excess of $100,000,000 because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of (a) or
       (b) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding; provided, however, that if any such failure or acceleration referred to in (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred;

     - certain events of bankruptcy or insolvency.

     The holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, this direction shall not be in conflict with any law or the indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

     No holder of any LYON will have any right to pursue any remedy with respect to the indenture or the LYONs, unless:

     - such holder shall have previously given the trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the trustee to pursue such remedy;

     - such holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

     - the holders of a majority in aggregate principal amount at maturity of the outstanding LYONs have not given the trustee a direction inconsistent with such request within 60 days after receipt of such request; and

     - the trustee shall have failed to comply with the request within such 60-day period.

     Notwithstanding the above provisions, the following rights of any holder shall not be impaired or adversely affected without the holder's consent:

     - to receive payment of the principal amount at maturity, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount, issue price, accrued original issue discount, or if the LYONs have been converted to semiannual coupon notes following a Tax Event, accrued and unpaid interest, redemption price, purchase price or change in control purchase price with respect to any LYON and any interest in respect of a default in the payment of any such amounts on such LYON on or after the due date expressed in the LYON;

     - to convert LYONs; or

     - to institute suit for the enforcement of any such payments or conversion.

     The holders of at least a majority in aggregate principal amount at maturity of the outstanding LYONs may waive an existing default and its consequences, other than:

     - any default in any payment on the LYONs;

     - any default which constitutes a failure to convert any LYON in accordance with its terms; or

     - any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each LYON as described in "Modification" below.

     We will be required to furnish to the trustee annually a statement as to any default by us in the performance and observance of its obligations under the indenture. The trustee will be required to give notice to holders of the LYONs of any continuing default known to the trustee within 90 days after the occurrence thereof, unless such default shall have been cured or waived before the giving of such notice. However, the trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

MODIFICATION

     Without the consent of any holder of LYONs, we may, together with the trustee, amend the indenture to:

     - cure any ambiguity, defect or inconsistency;

     - provide for the assumption by a successor corporation of our obligations under the indenture;

     - provide for uncertificated LYONs in addition to certificated LYONs, so long as any uncertificated LYONs are in registered form for purposes of the Internal Revenue Code;

     - make any change that does not adversely affect the rights of any holder of LYONs; or

     - make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

     Modification and amendment of the indenture or the LYONs may be effected by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

     - reduce the principal amount at maturity, restated principal amount, issue price, purchase price, change in control purchase price or redemption price with respect to any LYON;

     - extend the stated maturity of any LYON;

     - alter the manner or rate of accrual of original issue discount or interest on any LYON;

     - make any LYON payable in money or securities other than that stated in the LYON;

     - make any reduction in the principal amount at maturity of LYONs whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to such amendments or waivers;

     - make any change that adversely affects the right to convert any LYON;

     - make any change that adversely affects the right to require us to purchase a LYON; or

     - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock, as applicable under the indenture, sufficient to pay all of the outstanding LYONs and paying all other sums payable by us under the indenture.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced with respect to us, the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has a accrued from the date of issue to the commencement of the proceeding. In addition, the holders of the LYONs will be effectively subordinated to the indebtedness and other obligations of our subsidiaries. See "Risk Factors -- Our Holding Company Structure Results in Substantial Structural Subordination and May Affect Our Ability to Make Payments on LYONs."

INFORMATION CONCERNING THE TRUSTEE

     State Street Bank and Trust company of California, N.A. is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

DEFINITIONS USED IN THE DESCRIPTION OF LYONS

     "Change in Control" with respect to Solectron is deemed to have occurred at such time as:

     - any person, including its Affiliates and Associates, other than the company, its subsidiaries or their employee benefit plans, files a
       Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other Capital Stock into which the common stock is reclassified or changed, with certain exceptions; and

     - there shall be consummated any consolidation or merger of the company pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the company in which the holders of the common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.

     "Market Price" means the average of the Sale Prices of the common stock for the five trading day Period ending on (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

     "Sale Price" of the common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System.

     "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after January 21, 1999, as a result of (a) any amendment to, or change, including any announced prospective change, in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after January 21, 1999, there is more than an insubstantial risk that interest, including original issue discount, payable on the LYONs either:

     - would not be deductible on a current accrual basis, or

     - would not be deductible under any other method, in either case in whole or in part, by the company, by reason of deferral, disallowance, or otherwise, for United States federal income tax purposes.

                             DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 401,200,000 shares. Those shares consist of (1) 400,000,000 shares designated as common stock, $0.001 par value, and (2) 1,200,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of June 9, 1999, there were approximately 253,032,261 shares of common stock issued and outstanding.

COMMON STOCK

     Holders of common stock are entitled to receive dividends declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

     All outstanding shares of common stock are fully paid and nonassessable.

     Our common stock is listed on the New York Stock Exchange under the symbol "SLR." The transfer agent and registrar for the common stock is Boston Equiserve Limited Partnership.

PREFERRED STOCK

     The board of directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

     - designations, powers, preferences, privileges,

     - relative participating, optional or special rights, and

     - the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

     Any or all of these rights may be greater than the rights of the common stock.

     The board of directors, without stockholder approval, can issue stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Solectron or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DELAWARE GENERAL CORPORATION LAW SECTION 203

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

     The Section 203 restrictions do not apply if:

     (1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status,

     (2) Upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the "voting stock") that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares

        - owned by directors who are also officers of the target corporation, and

        - held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer, or

        - on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporations's voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Solectron. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

                       FEDERAL INCOME TAX CONSIDERATIONS

     This is a summary of certain United States federal income tax considerations relevant to holders of LYONs. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding LYONs.

     This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, such as foreign corporations and individuals who are not citizens or residents of the United States, some of which may be subject to special rules.

     This summary also does not discuss the tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of LYONs who acquire LYONs at their original issue price within the meaning of Section 1273 of the Code and who will hold the LYONs and common stock into which the LYONs may be converted as "capital assets" within the meaning of Section 1221 of the Code.

     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, CONVERSION OR OTHER DISPOSITION OF LYONS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES AND THE CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     We have been advised by our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, that in such counsel's opinion the LYONs will be treated as indebtedness for United States federal income tax purposes. Counsel has further advised us that it is counsel's opinion that, while the following does not purport to discuss all tax matters relating to the LYONs, based upon the LYONs being treated as indebtedness, the following are the material federal income tax consequences of the LYONs, subject to the qualifications set forth above.

ORIGINAL ISSUE DISCOUNT

     The LYONs are being issued at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price (the initial price at which a substantial number of the LYONs are sold for money) and the stated principal amount at maturity of each LYON constitutes original issue discount. Holders of the LYONs will be required to include original issue discount in income periodically over the term of the LYONs before receipt of the cash or other payment attributable to such income.

     A holder of a LYON must include in gross income for federal income tax purposes, such holder's "accrued original issue discount," which is the sum of the daily portions of original issue discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which such holder holds the LYON. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the LYON at the beginning of the accrual period multiplied by the yield to maturity of the LYON. The accrual period of a LYON may be of any length and may vary in length over the term of the LYON, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period or on the first day of an accrual period. The adjusted issue price of the LYON at the start of any accrual period is the issue price of the LYON increased by the accrued original issue discount for each prior accrual period. Under these rules, holders will have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a holder's tax basis in the LYON.

     We will be required to furnish annually to the Internal Revenue Service and to certain noncorporate holders information regarding the amount of the original issue discount attributable to that year. For this purpose, we will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity day of the LYON or the date six months before such maturity date.

DISPOSITION OR CONVERSION

     Except as described below, gain or loss upon a sale or other disposition of a LYON will generally be capital gain or loss (which will be long term if the LYON is held for more than one year). Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. In the case of individuals, long-term capital gains with respect to property held for more than one year are taxed at a maximum 20% federal tax rate. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal rate of 35%.

     A holder's conversion of a LYON into common stock is generally not a taxable event (except with respect to cash received in lieu of a fractional share). The holder's obligation to include in gross income the daily portions of original issue discount with respect to a LYON will terminate prospectively on the date of conversion. The holder's basis in the common stock received on conversion of a LYON will be the same as the holder's basis in the LYON at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for the common stock received on conversion will include the holding period of the converted LYON (assuming each is held as a capital asset) except that the holder's holding period for common stock attributable to accrued original issue discount may commence on the day following the date of conversion.

     If a holder elects to exercise its option to tender a LYON to the Company on a purchase date and the Company issues common stock in satisfaction of all or part of the purchase price, the exchange of the LYON for common stock should qualify as a reorganization or an otherwise nontaxable transaction for federal income tax purposes.

     If the purchase price is paid solely in common stock, neither gain nor loss would generally be recognized by the holder, except as described below with respect to a fractional share.

     If the purchase price is paid in a combination of shares of common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the holder would be recognized, but only to the extent such gain does not exceed such cash.

     A holder's tax basis in the common stock received in the exchange will be the same as the holder's tax basis in the LYON tendered to us in exchange for the LYON (exclusive of any tax basis allocable to a fractional share interest as described below). However, this tax basis will be decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in exchange and increased by the amount of any gain recognized by the holder on the exchange (other than gain with respect to a fractional share).

     The holding period for common stock received in the exchange will include the holding period for the LYON tendered to the Company in exchange for the LYON (assuming each is held as a capital asset). However, the holding period for common stock attributable to accrued original issue discount may commence on the day following the purchase date.

     Cash received in lieu of a fractional share of common stock upon conversion of a LYON or upon a put of a LYON to the Company on a purchase date should be treated as a payment in exchange for the fractional share. Accordingly, if the common stock is a capital asset in the hands of the holder, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the holder's basis in the fractional share.

     If a holder elects to exercise its option to tender a LYON to us on a purchase date or a change in control purchase date and we deliver cash in satisfaction of the purchase price, the holder would recognize gain or loss, measured by the difference between the amount of cash transferred by us to the holder and the holder's basis in the tendered LYON. Gain or loss recognized by the holder would generally be capital gain or loss.

     If a holder sells a LYON in the market, it will be a taxable sale with the same results to the holder as a tender to the Company with a payment in cash.

     Gain or loss upon a sale or other disposition of the common stock received upon conversion of a LYON or in satisfaction of the purchase price of a LYON put to us generally will be capital gain or loss if the common stock is held as a capital asset (which gain or loss will be long-term if the holding period for such common stock is more than one year). In the case of individuals, long-term capital gains with respect to property held for more than one year are taxed at a maximum 20% federal tax rate. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal tax rate of 35%.

CONSTRUCTIVE DIVIDEND

     If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

     For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or assets of the Company or an increase in the event of an Extraordinary Cash Dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. See "Description of LYONS -- Conversion Rights."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting will apply to payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the LYONs or shares of common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, provided that the required information is provided to the Internal Revenue Service.

TAX EVENT

     The modification of the terms of the LYONs by us upon a Tax Event as described in "Description of LYONs -- Optional Conversion to Semiannual Coupon Note upon Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semiannual payments of interest due after the option exercise date.

                            SELLING SECURITYHOLDERS

     We originally issued the LYONs in a private placement in January, 1999. The LYONs were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act and to a limited number of institutional accredited investors, as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act, in transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the LYONs and the underlying common stock pursuant to this prospectus.

     The following table contains information as of June 9, 1999 about the principal amount at maturity of LYONs and the underlying common stock, beneficially owned by each selling security holder, that may be offered using this prospectus.

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Al-Bank Al-Saudi Al-Alami
  Limited Saudi
  International Bank.......  $11,000,000           *             82,192              *
Allstate Insurance
  Company..................    9,000,000           *             67,248              *
Allstate Life Insurance
  Company..................   24,000,000         1.4%           179,328              *
American Investors Life
  Insurance Company........    3,000,000           *             22,416              *
Amerisure Companies/
  Michigan Mutual Insurance
  Company..................    2,400,000           *             17,933              *
Amerus-Converts............    1,500,000           *             11,208              *
Anthricite Mutual Fire
  Insurance Company........       30,000           *                224              *
ARBCO Associates, L.P......    3,000,000           *             22,416              *
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  L.P......................    7,000,000           *             52,304              *
Argent Classic Convertible
  Arbitrage Fund L.P.......    7,000,000           *             52,304              *
Arkansas PERS..............    4,240,000           *             31,681              *
Arkansas Teachers
  Retirement Fund..........    8,226,000           *             61,465              *
Arpeggio Fund, LP..........    1,900,000           *             14,197              *
Associated Electric & Gas
  Insurance Services
  Limited..................    2,605,000           *             19,465              *
Baltimore Life Insurance
  Company..................      350,000           *              2,615              *
BancBoston Robertson
  Stephens.................       12,000           *                 90              *
Bank of Montreal US Corp.
  Sec......................   20,000,000         1.2%           149,440              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Bankers Life Insurance
  Company of New York-Lord
  Abbett...................  $    75,000           *                560              *
Bankers Trust Trustee for
  Chrysler Corp Emp#1
  Pension Plan dated
  4/1/89...................    5,485,000           *             40,984              *
Banque Nationale de Paris
  Georgetown Branch........    8,000,000           *             59,776              *
Baptist Health of South
  Florida..................      601,000           *              4,491              *
BayState Health Systems,
  Inc......................      130,000           *                971              *
Bear, Stearns & Co.........   11,000,000           *             82,192              *
Blue Cross Blue Shield of
  Florida..................    4,350,000           *             32,503              *
Boston Museum of Fine
  Arts.....................      418,000           *              3,123              *
Brahma-Converts............      300,000           *              2,242              *
BS Debt Income Fund-Class
  A........................       25,000           *                187              *
BWC Advent Capital
  Management...............      260,000           *              1,943              *
Calamos Convertible Fund...    4,400,000           *             32,877              *
Calamos Global Growth and
  Income Fund..............      245,000           *              1,831              *
Calamos Growth and Income
  Fund.....................      925,000           *              6,912              *
California Public Employees
  Retirement System........   20,000,000         1.2%           149,440              *
Century National Insurance
  Company..................    1,300,000           *              9,714              *
Champion International
  Corporation Master
  Retirement Trust.........    3,400,000           *             25,405              *
Chase Manhattan NA Trustee
  for IBM Retirement Plan
  dated 12/18/45...........    9,313,000           *             69,587              *
Chrysler Corporation Master
  Retirement Trust.........   11,525,000           *             86,115              *
City of Birmingham
  Retirement & Relief
  System...................    4,100,000           *             30,635              *
City of Knoxville Pension
  System...................    2,400,000           *             17,933              *
CMAC Convertible
  Portfolio................    1,100,000           *              8,219              *
Conseco Annuity
  Assurance................    1,000,000           *              7,472              *
Continental Assurance
  Company..................    5,200,000           *             38,854              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Continental Casualty
  Company..................  $34,800,000         2.1%           260,026              *
Cova Bond Debenture........    1,600,000           *             11,955              *
Credit Suisse First Boston
  Corporation..............   33,300,000         2.0%           248,818              *
Delta Airlines Master
  Trust....................    7,225,000           *             53,985              *
Delta Airlines Master
  Trust....................    4,790,000           *             35,791              *
Deutsche Bank A.G..........   17,500,000         1.1%           130,760              *
Donaldson, Lufkin &
  Jenrette.................   39,500,000         2.4%           295,144              *
Dorinco Reinsurance
  Company..................    2,875,000           *             21,482              *
Dunham & Associates........      354,000           *              2,645              *
Elf Aquataine..............      350,000           *              2,615              *
Employee Benefit
  Convertible Securities
  Fund.....................      650,000           *              4,857              *
Employers Reinsurance......    3,500,000           *             26,152              *
Engineers Joint Pension
  Fund.....................    1,133,000           *              8,466              *
Everen Securities..........    3,200,000           *             23,910              *
Evergreen American
  Retirement Fund..........    4,000,000           *             29,888              *
Evergreen Income Income &
  Growth Fund..............   16,000,000           *            119,552              *
Fidelity Devonshire
  Trust....................   31,370,000         1.9%           234,397              *
Fidelity Financial Trust...    3,000,000           *             22,416              *
Fidelity Management Trust
  Company..................    3,540,000           *             26,451              *
Fiduciary Trust Company
  International............      750,000           *              5,604              *
Financial
  Benefit -- Converts......      350,000           *              2,615              *
First Mercury Insurance
  Company..................      200,000           *              1,494              *
Franklin & Marshall
  College..................      425,000           *              3,176              *
FSA, Inc. .................    1,000,000           *              7,472              *
General Electric Mortgage
  Insurance Company........   12,475,000           *             93,213              *
General Motors.............   12,500,000           *             93,400              *
Genesee County Employees'
  Retirement System........    1,100,000           *              8,219              *
Global Fund Luxembourg
  Performa.................      550,000           *              4,110              *
Goldman Sachs and Company..    1,000,000           *              7,472              *
Greek Catholic Union.......       70,000           *                523              *
Gryphon Domestic III,
  LLC......................    9,700,000           *             72,478              *
Harris Insight Convertible
  Securities Fund..........      250,000           *              1,868              *
Healthcare Underwriters
  Mutual Insurance
  Company..................    1,000,000           *              7,472              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
High Quality Convertible...  $    55,000           *                411              *
Highbridge Capital
  Corporation..............    2,128,000           *             15,900              *
IDS Bond Fund, Inc. .......   11,000,000           *             82,192              *
IDS Life Managed Fund,
  Inc. ....................    5,500,000           *             41,096              *
IDS Life Special Income
  Fund.....................    4,000,000           *             29,888              *
Ila Annuity and Insurance
  Co. Lord Abbett & Co.....   45,000,000         2.7%           336,240              *
Ila Annuity and Insurance
  Co. Lord Abbett & Co.
  RGA......................      450,000           *              3,362              *
Investcorp SAM Fund
  Limited..................   17,400,000         1.1%           130,013              *
Island Insurance
  Convertible Account......      370,000           *              2,765              *
JNL Balanced...............       25,000           *                187              *
JP Morgan Securities.......   12,870,000           *             96,165              *
Julius Baer Securities.....    2,000,000           *             14,944              *
Kerr-McGee Corporation.....    2,205,000           *             16,476              *
Kettering Medical Center
  Funded Depreciation
  Account..................      460,000           *              3,437              *
Key Asset Management, Inc.
  as Agent for the
  Charitable Sec. Fd.......    1,900,000           *             14,197              *
Key Asset Management, Inc.
  as Agent for the EB
  Convertible Sec. Fd......    2,400,000           *             17,933              *
Key Asset Management, Inc.
  as Agent for the Key Tr.
  Convertible Sec. Fd......      450,000           *              3,362              *
Key Asset Management, Inc.
  as Agent for the Parker
  Society/Convertible
  Fund.....................      300,000           *              2,242              *
Key Asset Management, Inc.
  as Agent for the Union
  Security Life Ins Co
  Misc.....................       50,000           *                374              *
Key Asset Management, Inc.
  as Investment Manager for
  the Potlatch-First Trust
  Co. of St. Paul..........      900,000           *              6,725              *
Liberty View Plus Fund.....    1,800,000           *             13,450              *
Lincoln Mutual Life
  Insurance Company........       90,000           *                672              *
Lord Abbett Bond Debenture
  Fund, Inc................   25,000,000         1.5%           186,800              *
Lutheran Brotherhood.......   12,000,000           *             89,664              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Macomb Count Employees'
  Retirement System........  $   725,000           *              5,417              *
Mainstay Convertible
  Fund.....................    3,000,000           *             22,416              *
Mainstay Equity Income
  Fund.....................      500,000           *              3,736              *
Mainstay Strategic Value
  Fund.....................      700,000           *              5,230              *
Mainstay VP Convertible
  Portfolio................    1,300,000           *              9,714              *
MassMutual Corporate
  Investors................      750,000           *              5,604              *
Massachusetts Mutual Life
  Insurance Company........   13,745,000           *            102,703              *
MassMutual Corporate Value
  Partners Limited.........    2,000,000           *             14,944              *
MassMutual High Yield
  Partners II LLC..........    3,000,000           *             22,416              *
MassMutual Participation
  Investors................      375,000           *              2,802              *
Medical Liability Mutual
  Insurance Company........   36,000,000         2.2%           268,992              *
Mega Life and Health
  Insurance................    1,000,000           *              7,472              *
Merril Lynch Insurance
  Group....................      480,000           *              3,587              *
Merrill Lynch Pierce Fenner
  & Smith, Inc.............   30,383,000         1.8%           227,022              *
MFS Series Trust V-MFS
  Total Return Fund........    6,978,000           *             52,140              *
MFS Series Trust VI -- MFS
  Convertible Securities
  Fund.....................       22,000           *                164              *
Michigan Mutual Insurance
  Co.......................    2,200,000           *             16,438              *
Michigan Mutual Insurance
  Co.......................    2,000,000           *             14,944              *
Millville Mutual Life
  Insurance Company........      160,000           *              1,196              *
ML Capital Services........   44,100,000         2.7%           329,515              *
Morgan Stanley Dean
  Witter...................   48,000,000         2.9%           358,656              *
Morgan Stanley Dean Witter
  Convertible Securities
  Trust....................    6,000,000           *             44,832              *
Motion Picture Industry
  Health Plan -- Active
  Member Fund..............    1,365,000           *             10,199              *
Motion Picture Industry
  Health Plan -- Retiree
  Member Fund..............      680,000           *              5,081              *
Motors Insurance Corp......    2,000,000           *             14,944              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
MSC Life...................  $    70,000           *                523              *
Nalco Chemical Company.....      820,000           *              6,127              *
NationsBanc Montgomery
  Securities...............   15,000,000           *            112,080              *
New Era Life Insurance
  Company..................      400,000           *              2,989              *
New Orleans Fire
  Fighters.................      210,000           *              1,569              *
New York Life Insurance &
  Annuity Corporation......    3,000,000           *             22,416              *
New York Life Insurance
  Company..................   45,000,000         2.7%           336,240              *
New York Life Separate
  Account #7...............    4,500,000           *             33,624              *
Nicholas Applegate
  Convertible Fund.........   11,665,000           *             87,161              *
NW Balanced Fund...........      300,000           *              2,242              *
OCM Convertible Limited
  Partnership..............      330,000           *              2,466              *
OCM Convertible Trust......   11,530,000           *             86,152              *
Ohio Insurance Company.....      500,000           *              3,736              *
Oxford Lord Abbett &
  Company..................    4,400,000           *             32,877              *
Pacific Horizon Capital
  Income Fund..............    8,600,000           *             64,259              *
Pacific Innovations Trust
  Capital Income Fund......      750,000           *              5,604              *
Pacific Life Insurance
  Company..................    1,500,000           *             11,208              *
Paloma Securities LLC......   19,000,000         1.2%           141,968              *
Partner Reinsurance Company
  Ltd......................    1,210,000           *              9,041              *
Penn Treaty Network America
  Insurance Company........      367,000           *              2,742              *
Physicians Life............    1,394,000           *             10,416              *
Physicians Life Insurance
  Company..................      900,000           *              6,725              *
Physicians' Reciprocal
  Insurers Account #7......    6,250,000           *             46,700              *
PIMCO Total Return Fund....    4,000,000           *             29,888              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Port Authority of Allegheny
  County Retirement and
  Disability Allowance Plan
  for the Employees
  Represented by Local 85
  of the Amalgamated
  Transit Union............  $ 3,750,000           *             28,020              *
Premera Blue Cross.........    1,500,000           *             11,208              *
PRIM Board.................    6,940,000           *             51,856              *
Public Employees'
  Retirement Association of
  Colorado.................    4,000,000           *             29,888              *
Putnam Advisory Company,
  Inc. on behalf of
  Employers' Reinsurance
  Corporation..............    1,641,000           *             12,262              *
Putnam Advisory Company,
  Inc. on behalf of Museum
  of Fine Arts, Boston.....       74,000           *                553              *
Putnam Advisory Company,
  Inc. on behalf of New
  Hampshire Retirement
  System...................      487,000           *              3,639              *
Putnam Advisory Company,
  Inc. on behalf of Parker-
  Hannifin Corporation.....      116,000           *                867              *
Putnam Advisory Company,
  Inc. on behalf of
  ProMutual................      345,000           *              2,578              *
Putnam Advisory Company,
  Inc. on behalf of Rhone-
  Poulenc Rorer Pension
  Plan.....................      321,000           *              2,399              *
Putnam Advisory Company,
  Inc. on behalf of
  University of
  Rochester................       90,000           *                672              *
Putnam Balanced Retirement
  Fund.....................      261,000           *              1,950              *
Putnam Convertible Income-
  Growth Trust.............   11,000,000           *             82,192              *
Putnam Convertible
  Opportunities and Income
  Trust....................      273,000           *              2,040              *
Raytheon Company Master
  Pension Trust............    5,805,000           *             43,375              *
Regence Blue Cross/Blue
  Shield of Idaho..........      325,000           *              2,428              *
Regence Blue Cross/Blue
  Shield of Oregon.........      565,000           *              4,222              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Regence Blue Cross/Blue
  Shield of Utah...........  $   172,000           *              1,285              *
Regence Blue Cross/Blue
  Shield of Washington.....      938,000           *              7,009              *
Rhapsody Fund, LP..........    2,900,000           *             21,669              *
Sage Capital...............      100,000           *                747              *
San Diego City
  Retirement...............    3,169,000           *             23,679              *
San Diego County
  Convertible..............    9,218,000           *             68,877              *
SB Total Return............    1,000,000           *              7,472              *
SB Variable Total Return...       25,000           *                187              *
SG Cowen Securities........    4,000,000           *             29,888              *
Shell Pension Trust........      280,000           *              2,092              *
Southern Farm Bureau Life
  Insurance
  Company - FRIC...........    2,100,000           *             15,691              *
Southport Management
  Partners.................    2,150,000           *             16,065              *
Southport Partners
  International, Ltd.......    5,475,000           *             40,909              *
Spear, Leeds & Kellogg.....    1,000,000           *              7,472              *
SPT........................    2,175,000           *             16,252              *
Starvest Managed
  Portfolio................      350,000           *              2,615              *
State Employees' Retirement
  Fund of the State of
  Delaware.................    4,025,000           *             30,075              *
State National Insurance
  Company..................      200,000           *              1,494              *
State of Connecticut
  Combined Investment
  Funds....................   13,570,000           *            101,395              *
State of Oregon Equity.....   18,000,000         1.1%           134,496              *
State Street Bank Custodian
  for GE Pension Trust.....    2,910,000           *             21,744              *
Teacher Retirement System
  of Texas.................    8,000,000           *             59,776              *
Teachers Insurance and
  Annuity Association of
  America..................   17,000,000         1.0%           127,024              *
The Classic Company,
  LTD. ....................    3,500,000           *             26,152              *
The Dow Chemical Company
  Employees' Retirement
  Plan.....................    6,425,000           *             48,008              *
The Foundren Foundation....      380,000           *              2,839              *
The Midland Life Insurance
  Company..................    1,000,000           *              7,472              *
The Northwestern Mutual
  Life Insurance Company...   47,000,000         2.8%           351,184              *
The TCW Group, Inc.........   58,260,000         3.5%           435,319              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
The Travelers Indemnity
  Company..................  $16,918,400         1.0%           126,414              *
The Travelers Insurance
  Company..................   43,917,500         2.7%           328,152              *
The Travelers Insurance
  Company Separate Account
  TLAC.....................    1,270,500           *              9,493              *
The Travelers Managed
  Assets Trust.............      662,400           *              4,949              *
The Travelers Series Trust
  Convertible Bond
  Portfolio................      331,200           *              2,475              *
Toronto Dominion (New
  York), Inc...............   52,100,000         3.2%           389,291              *
Transamerica Life Insurance
  & Annuity Company TAM
  Institutional............   22,100,000         1.3%           165,131              *
Travelers..................      120,000           *                897              *
Tufts Associated Health
  Plan c/o Income Research
  & Management.............    3,100,000           *             23,163              *
UBS A.G. -- London Branch..   42,000,000         2.5%           313,824              *
Unifi, Inc. Profit Sharing
  Plan and Trust...........      645,000           *              4,819              *
United Food and Commercial
  Workers Local 1262 and
  Employers Pension Fund...    2,600,000           *             19,427              *
University of Massachusetts
  c/o Income Research &
  Management...............      500,000           *              3,736              *
University of Massachusetts
  Medical Center c/o Income
  Research & Management....    2,700,000           *             20,174              *
Value Line Convertible
  Fund, Inc................    3,000,000           *             22,416              *
Van Waters & Rogers, Inc.
  Retirement Plan..........    1,550,000           *             11,582              *
Vanguard Convertible
  Securities Fund, Inc.....    9,170,000           *             68,518              *
Variable Insurance Products
  Fund.....................   15,490,000           *            115,741              *
Wake Forest University.....    2,468,000           *             18,441              *

                              PRINCIPAL
                              AMOUNT AT
                             MATURITY OF                     NUMBER OF
                                LYONS                        SHARES OF
                             BENEFICIALLY   PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                              OWNED THAT        LYONS       THAT MAY BE     COMMON STOCK
           NAME              MAY BE SOLD     OUTSTANDING      SOLD(1)      OUTSTANDING(2)
           ----              ------------   -------------   ------------   --------------
Warburg Dillon Read LLC....  $ 7,250,000           *             54,172              *
White River Securities
  LLC......................    5,000,000           *             37,360              *
Zazove Convertible
  Securities Fund Inc......    2,500,000           *             18,680              *
Any other holder of LYONs
  or future transferee,
  pledgee, donee or
  successor of any
  holder(3)(4).............  219,408,000        13.2%         1,639,417              *

-------------------------
 *  Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    7.472 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs -- Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 253,032,261 shares of common stock outstanding as of June 9, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date on which the information is presented in the above table. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their LYONs or the underlying common stock from time to time, we can not estimate the amount of the LYONs or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the LYONs and the underlying common stock offered by this prospectus. The LYONs and the underlying common stock may be sold from time to time to purchasers:

     - directly by the selling securityholders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the LYONs and the underlying common stock.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the LYONs and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the LYONs and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the LYONs and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The LYONs and the underlying common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the LYONs and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the LYONs and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the LYONs and underlying common stock short and deliver LYONs and the underlying common stock to close out short positions, or loan or pledge

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

LYONs and the underlying common stock to broker-dealers that in turn may sell the LYONs and the underlying common stock.

     To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the LYONs and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the LYONs and the underlying common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the LYONs and the underlying common stock by other means not described in this prospectus.

     Our common stock trades on the New York Stock Exchange under the symbol "SLR". We do not intend to apply for listing of the LYONs on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the LYONs. See "Risk Factors -- Absence of Public Market for the LYONs and Restrictions on Resale."

     There can be no assurance that any selling securityholder will sell any or all of the LYONs or the underlying common stock pursuant to this prospectus. In addition, any LYONs or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the LYONs and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underlying common stock to engage in market-making activities with respect to the particular LYONs and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the LYONs and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying common stock.

     Pursuant to the registration rights agreement that has been filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the LYONs and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the issuance of Solectron's securities offered by this prospectus will be passed upon for Solectron by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Wilson Sonsini Goodrich & Rosati has advised Solectron as to certain tax matters relating to the LYONs.

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

                                    EXPERTS

     The consolidated financial statements and schedule of Solectron Corporation as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

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